Exhibit 99.2

IFF Board of Directors Elects Andreas Fibig Chairman

NEW YORK, N.Y., October 27, 2014 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced that the Company’s Board of Directors has appointed Andreas Fibig, who serves as the Company’s Chief Executive Officer, as Chairman of the Board, effective December 1, 2014.

Mr. Fibig will succeed Doug Tough, the current IFF Chairman, who will retire from the Board effective December 1, 2014. As previously communicated, Mr. Tough stepped down as CEO on September 1, 2014, and has been serving as Chairman of the Board to ensure a seamless transition.

“I would like to thank Doug for his many contributions to IFF and wish him all the best in the future,” Arthur Martinez, IFF’s Lead Director said. “Under his leadership, IFF achieved remarkable results, both strategically and financially, that led to excellent returns for our shareholders.”

Mr. Martinez continued, “IFF is fortunate to have someone with Andreas’ experience and leadership skills assume the role of Chairman. He brings a combination of passion, vision, and dedication that will further enhance IFF’s ability to create long-term shareholder value.”

“IFF is a company with expansive global reach, a successful culture of innovation, strong financial results, and passionate employees,” said Mr. Fibig. “I am honored to have the opportunity to serve as the Chairman of the Board. I want to thank Doug for his leadership, advice and counsel during the transition. Throughout his tenure as Chairman and CEO, Doug enhanced our Board and strengthened our Company with his leadership, insight and enthusiasm. I look forward to my new role and to guiding IFF towards a promising future.”

Mr. Fibig was appointed Chief Executive Officer of International Flavors & Fragrances on September 1, 2014 and has been a member of the IFF Board of Directors since 2011. Prior to joining IFF, Mr. Fibig was President and Chair of the Board of Management of Bayer Healthcare Pharmaceuticals. Prior to joining Bayer, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., including Senior Vice President of the US Pharmaceutical Operations group and President, Latin America, Africa and Middle East. He also held positions with Pharmacia GmbH and Boehringer Ingelheim GmbH.

About International Flavors & Fragrances Inc.

International Flavors & Fragrances Inc. (NYSE:IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,000 employees working in 31 countries worldwide. For more information, please visit our website at www.iff.com.

VP, Global Corporate Communications & Investor Relations:

Michael DeVeau

212-708-7164

Director, Investor Relations:

Shelley Young

212-708-7271

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